Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

August 18, 2026	U.S. $25,030,000.00

FOR VALUE RECEIVED, Datavault AI Inc., a Delaware corporation (“Borrower”), promises to pay to Streeterville Capital, LLC, a Utah limited liability company (“Lender”), $25,030,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is thirty (30) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein. This Convertible Promissory Note (this “Note”) is issued and made effective as of August 18, 2026 (the “Effective Date”). This Note is issued pursuant to that certain Securities Purchase Agreement dated August 18, 2026 between Lender and Borrower (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

Borrower agrees to pay $30,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring, and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”). The Transaction Expense Amount is included in the initial principal balance of this Note and is deemed to be fully earned and non-refundable as of the Purchase Price Date. The purchase price for this Note shall be $25,000,000.00 (the “Purchase Price”), computed as follows: $25,030,000.00 original principal balance, less the Transaction Expense Amount.

1.            Payment; Prepayment; Interest.

1.1.            Payment. All payments owing hereunder shall be in lawful money of the United States of America or Conversion Shares (as defined below), as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2.            Prepayment. With ten (10) Trading Days’ prior written notice, Borrower may prepay all or any portion of the Outstanding Balance (less such portion of the Outstanding Balance for which Borrower has received a Conversion Notice (as defined below) from Lender where the applicable Conversion Shares have not yet been delivered). For the avoidance of doubt, during the ten (10) Trading Day prepayment notice period Lender shall retain the right to submit Conversion Notices. If Borrower exercises its right to prepay this Note during the period beginning on the Effective Date and ending on the date that is ninety (90) days after the Effective Date, Borrower shall make payment to Lender of an amount in cash equal to one hundred ten percent (110%) multiplied by the portion of the Outstanding Balance Borrower elects to prepay. If Borrower exercises its right to prepay this Note on or after the date that ninety-one (91) days after the Effective Date, Borrower shall make payment to Lender of an amount in cash equal to one hundred twenty percent (120%) multiplied by the portion of the Outstanding Balance Borrower elects to prepay. Borrower will lose the right to prepay this Note if: (a) an Event of Default (as defined below) occurs hereunder; or (b) Borrower elects to prepay this Note and fails to do so on the date set forth in the prepayment notice sent to Lender. Notwithstanding the foregoing, Borrower may not prepay this Note during the first ninety (90) days unless Borrower has received the Approval (as defined in the Purchase Agreement).

1.3.            Interest. Interest will accrue on the Outstanding Balance at the rate of eight percent (8%) per annum beginning on the Effective Date and continuing until this Note has been paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note.

2.            Security. This Note shall be unsecured.

3.            Conversions.

3.1.           Fixed Price Conversions. Lender has the right at any time beginning on the Purchase Price Date, at its election, to convert (each instance of conversion pursuant to Section 3 hereof is referred to herein as a “Conversion”) all or any portion of the Outstanding Balance into fully paid and non-assessable Common Shares (“Conversion Shares”) as per the following conversion formula: the Conversion Amount divided by the Fixed Price. Conversion notices in the form attached hereto as Exhibit A (each, a “Conversion Notice”) may be effectively delivered to Borrower by any method set forth in the “Notices” section of the Purchase Agreement, and all Conversions shall be cashless and not require further payment from Lender.

3.2.           Market Price Conversions.

(a)            Lender has the right at any time beginning on September 1, 2026 and ending on December 31, 2026, if at any time during such period a Limited Redemption Event occurs, to submit a Conversion Notice in an amount up to the Maximum Limited Conversion Amount at any time during the applicable Limited Redemption Window. The number of Conversion Shares deliverable pursuant to this Section 3.2(a) will be calculated as per the following conversion formula: the Conversion Amount divided by the Market Price. The Market Price will be calculated on the date the applicable Conversion Notice is submitted.

(b)            Lender has the right at any time beginning on January 1, 2027 until this Note has been repaid in full, at its election, to submit a Conversion Notice to Borrower to convert all or any portion of the Outstanding Balance into Conversion Shares as per the following conversion formula: the Conversion Amount divided by the Market Price. Notwithstanding the foregoing, Conversions pursuant to this Section 3.2(b) will begin on October 1, 2026 instead of January 1, 2027 if on October 1, 2026 the Outstanding Balance is greater than or equal to $15,000,000.00.

(c)            For the avoidance of doubt, the Conversion rights granted pursuant to this Section 3.2 are in addition to the Conversion right set forth in Section 3.1 above

3.3.           Exchange Cap. In the event Lender delivers a Conversion Notice to Borrower and Borrower cannot issue the applicable Conversion Shares to Lender without exceeding the Exchange Cap (as defined in the Purchase Agreement), then Borrower shall instead pay the applicable Conversion Amount in cash within two (2) Trading Days of delivery of the Conversion Notice.

4.            Trigger Events; Events of Default; Remedies.

4.1.           Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (g) Borrower fails to timely establish and maintain the Share Reserve (as defined in the Purchase Agreement); (h) Borrower fails to observe or perform any covenant set forth in Section 4 or Section 10 of the Purchase Agreement; (i) the occurrence of a Fundamental Transaction without Lender’s prior written consent; (j) Borrower receives notice from Nasdaq that the Common Shares are being entered into the delisting protocol; (k) at any time beginning on the Purchase Price Date and ending on the date that is six (6) months from the Purchase Price Date, Borrower fails to maintain an effective registration statement pursuant to which Lender is authorized to sell registered Conversion Shares; (l) Borrower fails to deliver any Conversion Shares in accordance with the terms hereof for any reason; (m) Borrower defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 4.1 and Section 4 or Section 10 of the Purchase Agreement; (n) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (o) Borrower effectuates a reverse split, ratio change or other similar event with respect to its Common Shares without twenty (20) Trading Days prior written notice to Lender; (p) any final, non-appealable money judgment, writ or similar process is entered against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $2,500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (q) Borrower fails to be DWAC Eligible; or (r) Borrower or any subsidiary of Borrower breaches any covenant or other term or condition contained in any Other Agreements.

4.2.            Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

4.3.            Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within five (5) Trading Days. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (an “Event of Default”).

4.4.            Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses (b) – (f) of Section 4.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted under applicable law (“Default Interest”). For the avoidance of doubt, Lender may continue making Conversions at any time following a Trigger Event or Event of Default until such time as the Outstanding Balance is paid in full. In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment of this Note. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

5.            Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding, and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors, and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

6.            Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7.            Method of Conversion Share Delivery. On or before the close of business on the second (2nd) Trading Day following the date of delivery of a Conversion Notice (the “Delivery Date”), Borrower shall, provided it is DWAC Eligible at such time and such Conversion Shares are eligible for delivery via DWAC, deliver or cause its transfer agent to issue and deliver the applicable Conversion Shares electronically via DWAC to the account designated by Lender in the applicable Conversion Notice. If Borrower is not DWAC Eligible or such Conversion Shares are not eligible for delivery via DWAC, it shall issue the applicable Conversion Shares in book entry form. Moreover, and notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Borrower or its transfer agent refuses to deliver any Conversion Shares without a restrictive securities legend to Lender on grounds that such issuance is in violation of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), Borrower shall deliver or cause its transfer agent to deliver the applicable Conversion Shares to Lender with a restricted securities legend, but otherwise in accordance with the provisions of this Section 7. In conjunction therewith, Borrower will also deliver to Lender a written explanation from its counsel or its transfer agent’s counsel opining as to why the issuance of the applicable Conversion Shares violates Rule 144.

8.            Conversion Delays. If Borrower fails to deliver Conversion Shares by the applicable Delivery Date, Lender may at any time prior to receiving the applicable Conversion Shares rescind in whole or in part such Conversion, with a corresponding increase to the Outstanding Balance (any returned amount will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). In addition, for each Conversion, in the event that Conversion Shares are not delivered by the Delivery Date, a late fee equal to two percent (2%) of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 but with a floor of $500.00 per day (but in any event the cumulative amount of such late fees for each Conversion shall not exceed two hundred percent (200%) of the applicable Conversion Share Value) will be assessed for each day after the Delivery Date until Conversion Share delivery is made; and such late fees will be added to the Outstanding Balance (such fees, the “Conversion Delay Late Fees”).

9.            Subsequent Equity Sales. If at any time while this Note is outstanding, Borrower shall sell, issue or grant any Common Shares, option to purchase Common Shares, right to reprice, preferred shares convertible into Common Shares, or debt, warrants, options or other instruments or securities which are convertible into or exercisable or exchangeable for Common Shares to any third party (collectively, the “Equity Securities”), at an effective price per share less than the then effective Fixed Price (such issuance is referred to herein as a “Dilutive Issuance”), then, the Fixed Price shall be automatically reduced to equal such lower effective price per share. If the holder of any Equity Securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options, or rights per share which are issued in connection with such Dilutive Issuance, be entitled to receive Common Shares at an effective price per share that is less than the Fixed Price, such issuance shall be deemed to have occurred for less than the Fixed Price on the date of such Dilutive Issuance, and the then effective Fixed Price shall be reduced to equal such lower effective price per share. Such adjustments described above to the Fixed Price shall be permanent (subject to additional adjustments under this section), and shall be made whenever such Equity Securities are issued. Borrower shall notify Lender, in writing, no later than the Trading Day following the issuance of any Equity Securities subject to this Section 9, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price, or other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarity, whether or not Borrower provides a Dilutive Issuance Notice pursuant to this Section 9, upon the occurrence of any Dilutive Issuance, on the date of such Dilutive Issuance the Fixed Price shall be lowered to equal the applicable effective price per share. Notwithstanding anything to the contrary contained in this Section 9, no Exempt Issuance shall constitute a Dilutive Issuance, trigger any adjustment to the Fixed Price hereunder, or otherwise give rise to any rights of Lender under this Section 9. For purposes hereof, "Exempt Issuance" means any of the following: (a) Common Shares, options, restricted stock units, or other equity awards issued to employees, officers, directors, consultants or other service providers of Borrower or any of its subsidiaries pursuant to any stock or equity incentive plan duly adopted by Borrower's board of directors (or a committee thereof) or approved by Borrower's stockholders; (b) Common Shares issued upon the exercise, conversion, exchange or settlement of any options, warrants, convertible securities, restricted stock units or other securities outstanding as of the Effective Date, in each case in accordance with the terms of such securities as in effect on the Effective Date (and without any amendment thereto on or after the Effective Date); (c) Common Shares, warrants, or other securities issued in connection with any Exempt Strategic Transaction (as defined in the Purchase Agreement); (d) Common Shares issued pursuant to any "at-the-market" (ATM) trading facility; (e) primary offerings of Common Shares or warrants without variable price mechanics or any anti-dilution, "alternate cash exercise" or other similar mechanics or provisions that would allow for the reduction of the exercise price of the warrants or increase the number of shares exercisable under such warrants; and (f) the incurrence or issuance of any subordinated indebtedness (including any securities issued in connection therewith), so long as such indebtedness is expressly subordinated in right of payment to this Note pursuant to a subordination agreement in form and substance reasonably acceptable to Lender.

10.            Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower shall not effect any Conversion of this Note to the extent that after giving effect to such Conversion would cause Lender (together with its affiliates) to beneficially own a number of Common Shares exceeding 9.99% of the number of Common Shares outstanding on such date (including for such purpose the Common Shares issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of Common Shares will be determined pursuant to Section 13(d) of the 1934 Act (as defined in the Purchase Agreement). The Maximum Percentage is enforceable, unconditional, and non-waivable and shall apply to all affiliates and assigns of Lender.

11.            Opinion of Counsel. If an opinion of counsel is needed for any Conversion under this Note, Lender has the right to have any such opinion provided by its counsel.

12.            Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

13.            Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

14.            Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

15.            Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

16.            Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and any Conversion Shares issued upon conversion of this Note may be offered, sold, assigned, or transferred by Lender without the consent of Borrower, so long as such transfer is in accordance with applicable federal and state securities laws.

17.            Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

18.            Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest, Conversion Delay Late Fees, or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender’s and Borrower’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). Therefore, no additional penalty claims, lost profits or liquidated damages shall be claimed in excess of the agreed liquidated damage amounts under this Note.

19.            Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to fully achieve the objective of Borrower and Lender permitted by law and the balance of this Note shall remain in full force and effect.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

Datavault AI Inc.

By:	/s/ Brett Moyer
Brett Moyer, Chief Financial Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Streeterville Capital, LLC

By:	/s/ John Fife
John Fife, President

[Signature Page to Convertible Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1.         “Common Shares” means Borrower’s shares of common stock, par value $0.0001 per share.

A2.         “Conversion Amount” means the portion of the Outstanding Balance Lender elects to convert plus make-whole interest on such amount calculated as if such amount had been held to maturity.

A3.         “Conversion Share Value” means the product of the number of Conversion Shares deliverable pursuant to any Conversion Notice multiplied by the daily VWAP on the Delivery Date for such Conversion.

A4.         “DTC” means the Depository Trust Company or any successor thereto.

A5.         “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A6.         “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A7.         “DWAC Eligible” means that (a) Borrower’s Common Shares are eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Borrower has been approved (without revocation) by DTC’s underwriting department; (c) Borrower’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Conversion Shares are otherwise eligible for delivery via DWAC; and (e) Borrower’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

A8.         “Fixed Price” means $1.55 (as adjusted for any reverse or forward stock split or other similar event and as may be adjusted pursuant to Section 9 above).

A9.         “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than fifty percent (50%) of the outstanding shares of voting stock of Borrower or any subsidiary of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Shares or any preferred shares, other than an increase in the number of authorized Common Shares, (vi) Borrower transfers any material asset to any subsidiary, affiliate, person or entity under common ownership or control with Borrower, or (vii) Borrower pays or makes any monetary or non-monetary dividend or distribution to its shareholders; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than fifty percent (50%) of the aggregate voting power represented by issued and outstanding voting stock of Borrower. For the avoidance of doubt, Borrower or any of its subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Note is repaid in full upon consummation of the transaction.

A10.         “Limited Redemption Event” means that the Common Shares trade at a price that is at least five percent (5%) greater than the Nasdaq Minimum Price for such Trading Day.

A11.         “Limited Redemption Window” means the period beginning on the date a Limited Redemption Event occurs and ending on the date that is five (5) Trading Days after the date the Limited Redemption Event occurs. For the avoidance of doubt, more than one (1) Limited Redemption Window may be open at the same time.

A12.         “Major Trigger Event” means any Trigger Event occurring under Sections 4.1(a) - 4.1(k).

A13.         “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A14.         “Market Price” means ninety-two percent (92%) of the lowest daily VWAP during the seven (7) Trading Day period immediately preceding the applicable measurement date.

A15.         “Maximum Limited Conversion Amount” means ten percent (10%) of the cumulative daily dollar trading volume on the Trading Day that a Limited Redemption Event occurs; measured as the cumulative dollar trading volume on all exchanges beginning at 4:01 PM Eastern Time on the Trading Day before the occurrence of the Limited Redemption Event and ending at 4:00 PM Eastern Time on the Trading Day during which the Limited Redemption Event occurs. For the avoidance of doubt, the Maximum Limited Conversion Amount will include make-whole interest on such amount calculated as if such amount had been held to maturity.

A16.         “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A17.         “Nasdaq Minimum Price” means the Minimum Price as defined under Nasdaq Rule 5635(d).

A18.         “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or a subsidiary), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing or other material agreement.

A19.         “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, plus the Transaction Expense Amount, plus accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges (including without limitation Conversion Delay Late Fees) incurred under this Note.

A20.         “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A21.         “SEC” means the United States Securities and Exchange Commission.

A22.         “Trading Day” means any day on which the Nasdaq Stock Market (or such other principal market for the Common Shares) is open for trading. For the avoidance doubt, Trading Day means all trades occurring on a given calendar day, including pre- and post-market trading on such day.

A23.         “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) fifteen percent (15%) for each occurrence of any Major Trigger Event, or (b) five percent (5%) for each occurrence of any Minor Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred; provided that the Trigger Effect may only be applied three (3) times hereunder with respect to Major Trigger Events and three (3) times hereunder with respect to Minor Trigger Events; and provided further that the Trigger Effect shall not apply to a Trigger Event occurring pursuant to Section 4.1(l).

A24.         “VWAP” means the volume weighted average price of the Common Shares on the principal market for a particular Trading Day or set of Trading Days, as the case may be, from 9:30 AM Eastern Time to 4:00 PM Eastern Time as reported by Bloomberg, L.P.

EXHIBIT A

CONVERSION NOTICE

Streeterville Capital, LLC (“Lender”) hereby gives notice to Datavault AI Inc. (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on August 18, 2026 (the “Note”), that Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable Common Shares of Borrower as of the date of conversion specified below. Said conversion shall be based on the Conversion Price set forth below. In the event of a conflict between this Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A.	Date of Conversion: ____________

B.	Conversion #: ____________

C.	Conversion Amount: ____________

D.	Conversion Price: _______________

E.	Conversion Shares: _______________ (C divided by D)

F.	Remaining Outstanding Balance of Note: ____________*

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Conversion Notice and such Transaction Documents.

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

Lender:

Streeterville Capital, LLC

By:
John Fife, President